Exhibit 99.1

MeiraGTx Reports Second Quarter 2025 Financial and Operational Results

-  Gained alignment with U.S. Food and Drug Administration (FDA) on the ongoing Phase 2 AQUAx2 randomized double-blind, placebo-controlled pivotal study in Grade 2/3 radiation-induced xerostomia (RIX) to support a potential Biologics License Application (BLA) filing; on track for potential data readout late 2026

-  FDA Granted Regenerative Medicine Advanced Therapy (RMAT) designation for AAV-GAD for the treatment of Parkinson’s disease

-  In collaboration with Hologen, FDG-PET data from positive Phase 2 double-blind, sham-surgery controlled clinical trials of AAV-GAD shows significant disease-modifying effects in pathological basal ganglia circuitry, including the substantia nigra – the site of dopamine-producing neurons affected in Parkinson’s disease

-  On track to file for Marketing Authorization Approval (MAA) under exceptional circumstances with the U.K. Medicines and Healthcare products Regulatory Agency (MHRA) for the treatment of LCA4, and BLA in the US with the FDA via a similar pathway to approval in the fourth quarter of 2025

LONDON and NEW YORK, August 14, 2025 (GLOBE NEWSWIRE) -- MeiraGTx Holdings plc (Nasdaq: MGTX), a vertically integrated, clinical-stage genetic medicines company, today announced financial and operational results for the second quarter ended June 30, 2025, and provided a corporate update.

“During the second quarter, we continued to have very productive regulatory interactions with the MHRA and FDA around multiple later stage clinical programs as well as manufacturing,” said Alexandria Forbes, Ph.D., president and chief executive officer of MeiraGTx. “We aligned with the FDA on our ongoing Phase 2 study of AAV-hAQP1 in radiation induced xerostomia (RIX) to potentially support a BLA. We received RMAT designation for AAV-GAD in Parkinson’s disease and achieved a very successful outcome in our FDA audit of the Phase 1/2 bridging study of AAV-GAD. We continue to have productive dialogue with the MHRA and FDA around expedited approval of AAV-AIPL1 for LCA4, including alignment on an expedited CMC PPQ package for MAA and BLA filing.”

Dr. Forbes continued, “Our late-stage clinical programs are all advancing as planned, with our pivotal Phase 2 study of AAV-AQP1 in RIX targeting enrollment by the end of the year with the potential for BLA enabling data read out at the end of 2026.”

“We are most excited about the potential of AAV-GAD to show disease modifying changes to pathological circuitry and the substantia nigra. Our dialogue with the FDA provides the opportunity to discuss the use for the first time of AI analysis of imaging data to support labeling claims based on our proposed Phase 3 study in Parkinson’s disease, which we expect to initiate later this year.”

“In addition,” Dr. Forbes stated, “we are now engaged with regulators to be in a position to initiate first-in-human studies using our transformative riboswitch platform by the end of 2025.”

Recent Development Highlights

AAV2-hAQP1 for the Treatment of Radiation-Induced Xerostomia:

•	In December 2024, MeiraGTx was granted RMAT designation by the FDA for AAV2-hAQP1 for the treatment of Grade 2/3 RIX.
•

Following FDA interactions through the RMAT meeting process, the Company has aligned with the Agency on both the CMC and clinical requirements for the ongoing Phase 2 AQUAx2 randomized, double-blind, placebo-controlled study to support a potential BLA.

•

The use of a single Patient Reported Outcome (PRO) as primary endpoint, the 12-month timeframe for the primary outcome measure, the pooling of placebo arms, and the statistical analyses are aligned with the FDA.

•

The Phase 2 AQUAx2 (NCT05926765) randomized, double-blind, placebo-controlled study is currently enrolling the final high dose cohorts at multiple sites in the US, Canada and the U.K. with the target for completion of enrollment in the fourth quarter of 2025, and the potential for pivotal data read out late 2026.

•	Plans for process performance qualification (PPQ) for AAV-hAQP1 manufactured in-house at MeiraGTx to support the BLA filing are underway following guidance and alignment with the FDA.

Additional indications for AAV2-hAQP1

•	Pre-clinical data supports the use of AAV2-hAQP1 in xerostomia in Sjogren’s disease.
•

Additionally, this same AAV2-hAQP1 treatment has the potential to address xerostomia resulting from the use of PSMA radioligand treatments, as well as prophylaxis for xerostomia caused by this class of treatment.

•

Importantly, manufacturing of AAV2-hAQP1 for all additional indications will be in-house at MeiraGTx and will be the same potentially commercially approved manufacturing process as used for AAV2-hAQP1 in the current pivotal RIX study.

AAV-GAD for the Treatment of Parkinson’s Disease:

•

On May 8th, 2025, the FDA granted Regenerative Medicine Advanced Therapy (RMAT) designation to AAV-GAD for the treatment of Parkinson’s disease not adequately controlled with anti-Parkinsonian medications.

•	This RMAT was awarded following the presentation to the FDA of positive data from 3 clinical studies demonstrating the benefit of AAV-GAD when administered in a one-time stereotactic infusion to the subthalamic nucleus in the brain, Phase 1 dose escalation study (n=14), double blind sham-surgery controlled Phase 2 study (n=45) and double blind sham-surgery controlled Phase 1/2 clinical bridging study (n=14).

•

In July 2025 the FDA completed a Good Clinical Practice (GCP) inspection of the recent AAV-GAD double blind randomized sham-surgery controlled bridging study resulting in a clean inspection with zero observations and no Form 483.

•

MeiraGTx and partner Hologen are currently in discussion with the FDA around use of AI driven analysis of imaging data from the proposed double-blind, sham-surgery controlled Phase 3 study with the potential to support a disease modification claim on the label for AAV-GAD for the treatment of Parkinson’s disease.

•

The Company plans to initiate this Phase 3 study of AAV-GAD in 2025 and will continue to work with the FDA to expedite the development of the program supported by MeiraGTx’s end-to-end in-house manufacturing capabilities.

Strategic Collaboration with Hologen AI:

•	MeiraGTx and Hologen received clearances and approvals under the foreign direct investment laws (FDI) of the United Kingdom in the second quarter of 2025.
•

The Company has received $23 million of the $200 million in cash consideration due post-FDI clearance, with the remainder expected in the third quarter of 2025, and MeiraGTx will be granted an additional 250,000 Class A shares of Hologen.

•

MeiraGTx and Hologen are forming a joint venture, Hologen Neuro AI Ltd, with additional committed funding from Hologen of up to $230 million into the joint venture to finance the development of the AAV-GAD program in Parkinson’s disease to commercialization, as well as other locally-delivered therapies to the CNS.

•	The joint venture, Hologen Neuro AI Ltd, will use Hologen’s proprietary multi-modal generative foundation models (LMMs).
•	MeiraGTx will hold a 30% ownership in the joint venture and lead all clinical development and manufacturing.
•

Hologen Neuro AI Ltd will enter into both clinical and commercial manufacturing supply agreements with MeiraGTx for exclusive manufacturing of AAV-GAD and other locally-delivered genetic medicines targeting the CNS.

•

Hologen will own a minority stake in MeiraGTx’s manufacturing subsidiary and will contribute a portion of the annual funding and deploy Hologen’s world leading generative AI capabilities to further accelerate the optimization of MeiraGTx’s proprietary manufacturing capabilities.

•

As part of the Hologen collaboration the Company is moving forward with a new program for treatment of severe chronic neuropathic pain using the local delivery of an undisclosed vector. This includes trigeminal neuralgia, one of the most severe forms of pain and intractable to treatment. This program is expected to enter the clinic in 2025 with material manufactured in house at MeiraGTx.

RMAT Designation:

The requirements for receiving an RMAT designation include that the drug candidate is an advanced regenerative medicine, in this case a gene therapy; that the therapy is targeting a serious condition, in this case, Parkinson’s disease; and that the applicant has presented clinical evidence demonstrating that the drug candidate has the potential to address an unmet need in the serious condition. The RMAT requirement for clinical data supporting a benefit in an unmet need is a high hurdle, with less than half of all RMAT designation applications granted.

RMAT designation includes the benefits of Fast Track and Breakthrough Therapy designations with rolling review and potential Priority Review of a product’s BLA. RMAT designation also allows for increased interaction with the FDA and immediate multidisciplinary comprehensive discussions of the ongoing product development program, clinical trials and plans for expediting the manufacturing development strategy, both clinical and CMC.

AAV-AIPL1 for LCA4 Caused by Mutations in the AIPL1 Gene:

•

In February 2025, the Company announced that data demonstrating the efficacy of rAAV8.hRKp.AIPL1 for the treatment of LCA4 were published in The Lancet in a paper titled, “Gene therapy in children with AIPL1-associated severe retinal dystrophy: an open-label, first-in-human interventional study”; the Company held a webcast to review the data, and a replay of the webcast can be accessed here.

•	Meaningful responses were observed in 11 out of 11 LCA4 children treated to date with AAV-AIPL1, with all children treated who were blind at birth now able to see following treatment with AAV-AIPL1.
•

Following discussions with both the MHRA and FDA, based on the clinical data from the 11 treated children, and feedback from both agencies on a potentially expedited CMC PPQ package, the Company is preparing the submission of an MAA in the UK and a BLA in the US for AAV-AIPL1, a treatment for LCA4.

•

AAV-AIPL1 for the treatment of LCA4 has orphan drug designation in the US and orphan designation in the European Union, and the Offices of Orphan Products Development and Pediatric Therapeutics of the FDA have granted Rare Pediatric Disease Designation (RPDD) to AAV-AIPL1 for the treatment of LCA4 retinal dystrophy.

Botaretigene Sparoparvovec for the Treatment of X-linked Retinitis Pigmentosa (XLRP):

•

Data from the Phase 3 LUMEOS trial of botaretigene sparoparvovec (bota-vec) for the treatment of X-linked retinitis pigmentosa was presented by Dr. Michael Clark, the primary clinical lead on the study from Johnson & Johnson Innovative Medicine, at the Foundation Fighting Blindness 2025 Retinal Therapeutics Innovation Summit on May 2nd, 2025.

•

Following the release of the compelling Phase 3 data at their summit, the Foundation Fighting Blindness issued a public letter to Johnson & Johnson Innovative Medicine strongly supporting the filing and ultimate approval of this treatment for XLRP and stating that it had a remarkable benefit for many of the patients treated.

•

The FDA has granted Fast Track and orphan drug designations to bota-vec and the regulatory authorities in the EU have granted Priority Medicines, or PRIME, advanced therapy medicinal product, or ATMP, and orphan drug designations to bota-vec. Johnson & Johnson Innovative Medicine is the sponsor of this program.

•	MeiraGTx is eligible to receive up to $285 million upon the first commercial sales of bota-vec in the US and EU and manufacturing tech transfer.
•

MeiraGTx also entered into a commercial supply agreement with Johnson & Johnson Innovative Medicine for bota-vec manufacturing, which the Company anticipates will generate additional revenue during the product launch. As part of this commercial supply agreement, the Company has now completed PPQ to potentially support CMC sections of global regulatory filings.

Riboswitch Gene Regulation Technology Platform for in vivo Delivery:

•	MeiraGTx continues to progress its riboswitch technology platform in multiple potential indications, with an initial focus on obesity and metabolic disease, neuropathic pain and CAR-T.
•

The Company has generated compelling preclinical data with metabolic peptides and hormones, including incretins, myokines and leptin, which indicates greater efficacy on weight loss as well as a positive impact on fat to muscle ratio and improvement in post prandial glucose control which is significantly greater than the same long acting peptide combinations.

•	Pre-clinical data from Riboswitch delivered leptin is particularly compelling and likely to be the first IND using the Company’s riboswitch small molecule platform.
•	The Company is in dialogue with regulatory agencies and intends to be ready to initiate first-in-human studies using the riboswitch platform in 2025.
•

To complement the Company’s RiboCAR platform, the Company has acquired ProTcell technology via the acquisition of certain assets and operations of Smart Immune, which allows T-cell progenitors to be generated outside the body. Along with the Company’s RiboCAR, this technology provides a unique potential for allogeneic high performance RiboCAR-T. ProTcell technology has shown proof of concept in 20 patients treated in 3 clinical studies. Pre-clinical studies of ProT+ RiboCAR are ongoing.

Manufacturing:

United Kingdom (MeiraGTx UK II Ltd.)

MeiraGTx’s UK manufacturing facility holds two authorizations issued by the MHRA:

●	MIA(IMP) Licence (MIA(IMP) 45522) – Authorizing manufacturing, fill-finish, and QC testing of Investigational Medicinal Products (IMPs).
●	Specials Licence (MS 45522) – Authorizing manufacturing, fill-finish, and QC testing of ‘Special’ medicinal products.

The UK facility was inspected in May 2024, and the licences were successfully renewed. The outcome of this inspection confirmed that the site was found to be in compliance with GMP requirements for Investigational Medicinal Products (IMPs) and was operating at the required compliance level to support an application for a commercial MIA licence.

Ireland (MeiraGTx Ireland DAC)

MeiraGTx’s Shannon facility holds two authorizations issued by Ireland’s Health Products Regulatory Authority (HPRA):

●	MIA Licence (M1316) – Authorizing QC testing of commercial products (awarded June 2023).

●	MIA(IMP) Licence (IMP13221) – Authorizing QC testing of Investigational Medicinal Products (IMPs) (awarded September 2023/QC and 2025/MFG).

The QC laboratory is actively undertaking release and stability testing on PPQ batches.

The latest HPRA inspection in February 2025 was highly successful—both QC licenses were renewed, and viral vector manufacturing was added to the MIA(IMP) license. This means the Shannon site can manufacture material for use in clinical trials, a first-of-its-kind license for a gene therapy facility in Ireland.

As of June 30, 2025, MeiraGTx had cash and cash equivalents of approximately $32.2 million, as well as $2.3 million in receivables due from Johnson & Johnson Innovative Medicine and $4.5 million in tax incentive receivables. The Company believes that with such funds, together with the $17.0 million received to date in the third quarter 2025 and the remaining proceeds from the anticipated closing of the strategic collaboration with Hologen, it will have sufficient capital to fund operating expenses and capital expenditure requirements into 2027 and to repay its debt obligation of $75.0 million to Perceptive Credit Holdings III, LP (due in August 2026). This estimate does not include the $285.0 million in milestones the Company is eligible to receive under the asset purchase agreement upon first commercial sale of bota-vec in the United States and in at least one of the United Kingdom, France, Germany, Spain and Italy, for completion of the transfer of certain manufacturing technology to Johnson & Johnson Innovative Medicine and upon regulatory approval of a Johnson & Johnson Innovative Medicine-selected manufacturing facility in each of the United States and European Union for commercial manufacture of bota-vec.

Financial Results

Cash, cash equivalents and restricted cash were $34.4 million as of June 30, 2025, compared to $101.0 million as of June 30, 2024.

Service revenue was $3.7 million for the three months ended June 30, 2025, compared to $0.3 million for the three months ended June 30, 2024. The increase of $3.4 million was due to increased progress of PPQ services under the asset purchase agreement with Johnson & Johnson Innovative Medicine.

Cost of service revenue was $2.7 million for the three months ended June 30, 2025 due to progress of PPQ services under the asset purchase agreement with Johnson & Johnson Innovative Medicine. There was no cost of service revenue for the three months ended June 30, 2024.

General and administrative expenses were $12.3 million for the three months ended June 30, 2025, compared to $11.3 million for the three months ended June 30, 2024. The increase of $1.0 million was primarily due to an increase in legal and accounting fees, an increase in share-based compensation and an increase in payroll and payroll related costs. These increases were partially offset by a decrease in consulting fees.

Research and development expenses were $33.5 million for the three months ended June 30, 2025, compared to $34.9 million for the three months ended June 30, 2024. The decrease of $1.4 million was primarily due to a decrease in manufacturing costs due to a reclassification of batch costs to the AAV-GAD program and reclassification of cost of service revenue due to progress of the PPQ services provided under the asset purchase agreement with Johnson & Johnson Innovative Medicine, a decrease for the AAV-hAQP1 program resulting from no batch production during the current quarter, a decrease in the AAV-CNGB3 and AAV-CNGA3 programs, a decrease related to the bota-vec program as Johnson & Johnson Innovative Medicine is now primarily funding the expenses related to this program as a result of the asset purchase agreement, a decrease in neurodegenerative diseases research and a decrease in other research and development expenses. These decreases were partially offset by an increase in clinical trial expenses primarily due to an increase in costs associated with our AAV-GAD program, a reduction in reimbursements from Johnson & Johnson Innovative Medicine, an increase in preclinical ocular diseases research costs, and an increase in gene regulation research costs.

Foreign currency gain was $8.6 million for the three months ended June 30, 2025, compared to a loss of $0.3 million for the three months ended June 30, 2024. The change of $8.9 million was primarily due to the weakening of the U.S. dollar against the pound sterling and euro as it relates to the valuation of our intercompany payables and receivables.

Interest income was $0.4 million for the three months ended June 30, 2025, compared to $0.8 million for the three months ended June 30, 2024. The decrease of $0.4 million was due to lower interest rates and cash balances held in interest bearing accounts during 2025.

Interest expense was $3.0 million for the three months ended June 30, 2025, compared to $3.3 million for the three months ended June 30, 2024. The decrease of $0.3 million was primarily due to a lower interest rate in connection with the debt financing.

Net loss attributable to ordinary shareholders for the quarter ended June 30, 2025, was $38.8 million, or $0.48 basic and diluted net loss per ordinary share, compared to a net loss attributable to ordinary shareholders of $48.6 million, or $0.76 basic and diluted net loss per ordinary share for the quarter ended June 30, 2024.

About MeiraGTx

MeiraGTx (Nasdaq: MGTX) is a vertically integrated, clinical-stage genetic medicines company with a broad pipeline with four late-stage clinical programs. Each of these programs use local delivery of small doses resulting in disease modifying effects in both inherited and more common diseases, in the eye, Parkinson’s disease and radiation-induced xerostomia. MeiraGTx uses its innovative technology in optimization of capsids, promoters and novel translational control elements to develop best in class, potent, safe viral vectors. MeiraGTx’s broad pipeline is supported by end-to-end in-house manufacturing. MeiraGTx has built the most comprehensive manufacturing capabilities in the industry, with 5 facilities globally, including two that are licensed for GMP viral vector production and a GMP QC facility with clinical and commercial licensure. In addition, MeiraGTx has developed a proprietary manufacturing platform process over 9 years based on more than 20 different viral vectors with leading yield and quality aspects and commercial readiness. Uniquely, MeiraGTx has developed a novel technology for in vivo delivery of any biologic therapeutic using oral small molecules. This transformative riboswitch gene regulation technology allows precise, dose-responsive control of gene expression by oral small molecules. MeiraGTx is focusing the riboswitch platform on the regulated in vivo delivery of metabolic peptides, including GLP-1, GIP, Glucagon, Amylin, PYY and Leptin, as well as cell therapy, CAR-T for liquid and solid tumors and autoimmune diseases, and additionally PNS targets addressing long term intractable pain. MeiraGTx has developed the technology to apply genetic medicine to common diseases, increasing efficacy, addressing novel targets, and expanding access in some of the largest disease areas where the unmet need remains high.

For more information, please visit www.meiragtx.com

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our product candidate development and anticipated milestones regarding our pre-clinical and clinical data, reporting of such data and the timing of results of data and regulatory matters, potential milestone payments and the achievement of such milestones, statements regarding the collaboration with Hologen, including the anticipated timing for its closing and funding thereunder, the success of the activities to be performed under the collaboration, the efficacy of Hologen’s AI technology, the development of our AAV-GAD and other CNS product candidates and the development of our manufacturing technology, as well as statements that include the words “expect,” “will,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “could,” “should,” “would,” “continue,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our incurrence of significant losses; any inability to achieve or maintain profitability, raise additional capital, repay our debt obligations, identify additional and develop existing product candidates, successfully execute strategic transactions or priorities, bring product candidates to market, expansion of our manufacturing facilities and processes, successfully enroll patients in and complete clinical trials, accurately predict growth assumptions, recognize benefits of any orphan drug or rare pediatric disease designations, retain key personnel or attract qualified employees, or incur expected levels of operating expenses; the impact of pandemics, epidemics or outbreaks of infectious diseases on the status, enrollment, timing and results of our clinical trials and on our business, results of operations and financial condition; failure of early data to predict eventual outcomes; failure to obtain FDA or other regulatory approval for product candidates within expected time frames or at all; the novel nature and impact of negative public opinion of gene therapy; failure to comply with ongoing regulatory obligations; contamination or shortage of raw materials or other manufacturing issues; changes in healthcare laws; risks associated with our international operations; significant competition in the pharmaceutical and biotechnology industries;

dependence on third parties; risks related to intellectual property; changes in tax policy or treatment; our ability to utilize our loss and tax credit carryforwards; litigation risks; and the other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward- looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

Investors:

MeiraGTx

Investors@meiragtx.com

or

Media:

Jason Braco, Ph.D.

LifeSci Communications

jbraco@lifescicomms.com

MEIRAGTX HOLDINGS PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except share and per share amounts)

	For the Three-Month Periods Ended June 30,		For the Six-Month Periods Ended June 30,
	2025	2024	2025	2024

Revenues:
Service revenue - related party	$3,691	$282	$5,617	$979
Total revenue	3,691	282	5,617	979
Operating expenses:
Cost of service revenue - related party	2,676	—	4,054	—
General and administrative	12,313	11,257	21,677	24,404
Research and development	33,495	34,934	66,275	69,256
Total operating expenses	48,484	46,191	92,006	93,660
Loss from operations	(44,793)	(45,909)	(86,389)	(92,681)
Other non-operating income (expense):
Foreign currency gain (loss)	8,624	(284)	12,311	(819)
Interest income	408	827	1,379	1,924
Interest expense	(3,034)	(3,254)	(6,077)	(6,504)
Gain on sale of nonfinancial assets	—	—	—	29,018
Net loss	(38,795)	(48,620)	(78,776)	(69,062)
Other comprehensive loss:
Foreign currency translation loss	(2,459)	(488)	(3,806)	(2,179)
Comprehensive loss	$(41,254)	$(49,108)	$(82,582)	$(71,241)

Net loss	$(38,795)	$(48,620)	$(78,776)	$(69,062)
Basic and diluted net loss per ordinary share	$(0.48)	$(0.76)	$(0.99)	$(1.08)
Weighted-average number of ordinary shares outstanding	80,585,625	64,376,396	79,813,273	64,221,145

MEIRAGTX HOLDINGS PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,166	$103,659
Accounts receivable - related party	2,319	707
Contract assets - related party	—	950
Inventory	314	385
Prepaid expenses	7,033	6,828
Tax incentive receivable	4,472	8,971
Other current assets	780	2,018
Total Current Assets	47,084	123,518

Property, plant and equipment, net	110,816	102,878
Intangible assets, net	742	821
Restricted cash	2,258	2,009
Other assets	1,093	1,002
Equity method and other investments	6,749	6,749
Right-of-use assets - operating leases, net	5,820	10,576
Right-of-use assets - finance leases, net	24,154	22,198
TOTAL ASSETS	$198,716	$269,751

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$25,586	$23,586
Accrued expenses	15,483	27,414
Lease obligations, current	2,647	4,053
Deferred revenue - related party, current	2,908	4,827
Other current liabilities	6,812	903
Total Current Liabilities	53,436	60,783
Deferred revenue - related party	63,044	57,576
Lease obligations	4,049	7,523
Asset retirement obligations	1,454	2,821
Note payable, net	73,773	73,221
TOTAL LIABILITIES	195,756	201,924
COMMITMENTS AND CONTINGENCIES (Note 11)

SHAREHOLDERS' EQUITY:
Ordinary Shares, $0.00003881 par value, 1,288,327,750 authorized, 80,446,284 and 78,397,380 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	3	3
Capital in excess of par value	791,280	773,565
Accumulated other comprehensive loss	(7,525)	(3,719)
Accumulated deficit	(780,798)	(702,022)
Total Shareholders' Equity	2,960	67,827
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$198,716	$269,751